                                                                      EXHIBIT 12

                AMERITRUCK DISTRIBUTION CORP. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (In thousands, except ratio amounts)
                                  (unaudited)

                                           Three Months Ended    Nine Months Ended
                                             September 30,         September 30,
                                          --------------------  -------------------
                                            1996*      1995*      1996*     1995*
                                          ---------  ---------  ---------  --------
Earnings:
  Income (loss) before income taxes and
   extraordinary loss                        $  125     $1,722    $  (516)   $4,972
                                             ------     ------    -------    ------
Fixed charges:
  Interest expense and amortization of
   debt discount and premium on all
   indebtedness                               4,523      1,030     12,166     2,539

  Portion of rent under long-term
   operating leases representative of an
   interest factor                              374        161      1,133       276

  Preferred stock dividend requirements
   of consolidated subsidiaries                   -         97          -       266
                                             ------     ------    -------    ------
     Total fixed charges                      4,897      1,288     13,299     3,081
                                             ------     ------    -------    ------
Earnings before income taxes and fixed
 charges                                     $5,022     $3,010    $12,783    $8,053
                                             ======     ======    =======    ======
Ratio of earnings to fixed charges  (1)       1.03x      2.34x          -     2.61x
                                             ======     ======    =======    ======

(1) The Company's earnings were insufficient to cover fixed charges by $516 for the nine month period ended September 30, 1996.



* Comparisons between periods are affected by acquisitions - see Note 2 contained in the unaudited Notes to Consolidated Financial Statements.